Exhibit 99.1

First National Corporation Announces Corporate Name Change to SCBT Financial Corporation and Resumption of Common Stock Repurchase
Program

    COLUMBIA, S.C.--(BUSINESS WIRE)--Feb. 20, 2004--First National Corporation (Amex: FNC), the holding company for South Carolina Bank and Trust, N.A. and South Carolina Bank and Trust of the Piedmont, N.A., announces that it has changed its corporate name to SCBT Financial Corporation.
    In May 2002, First National Corporation (the "Company") changed the names of its banking subsidiaries so that they would operate under the "South Carolina Bank and Trust" and "SCBT" banners. The South Carolina Bank and Trust, or SCBT, name reflects the expansion of the Company into more parts of South Carolina, the relocation of the Company's corporate headquarters to Columbia, South Carolina in 2003, and the desire to have the operating subsidiaries more closely identified with the State of South Carolina.
    In similar fashion, the directors and management of the Company believe that the new SCBT Financial Corporation name will better identify the holding company with its banking subsidiaries and help avoid confusion about the relationship between the Company and its banking subsidiaries.
    Additionally, SCBT Financial Corporation's Board of Directors has authorized the resumption of a program of repurchasing shares of its common stock. Under this re-instituted program, the Board has authorized the repurchase of up to 250,000 shares, or approximately 3.24%, of the currently issued and outstanding common stock. Completion of the program is dependent on market conditions, share availability and other factors, with no assertions as to the exact number and timing of shares repurchased. Purchases may be made at prevailing market prices in the open market or in privately negotiated transactions. Richard C. Mathis, Executive Vice President and Chief Financial Officer, commented that "the Company's well-capitalized position enables us to selectively repurchase shares and at the same time continue to implement our current initiatives and strategic plans."
    SCBT Financial Corporation's banking subsidiaries operate 34 financial centers in 13 South Carolina counties. The Company offers a full range of retail and commercial banking services, mortgage lending services, trust and investment services, and consumer finance loans. SCBT Financial Corporation's common stock is listed on the American Stock Exchange and will continue to be traded under the symbol "FNC" until further notice.

    Statements contained in this press release, which are not historical facts, are forward-looking statements. In addition, SCBT Financial Corporation through its senior management or directors may from time to time make forward-looking public statements concerning matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of SCBT Financial Corporation's senior management or directors based upon current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward looking statements are identified in the public filings made by SCBT Financial Corporation with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of SCBT Financial Corporation or its senior management or directors should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

    CONTACT: SCBT Financial Corporation
             Richard C. Mathis, 803-765-4618
             Fax: 803-765-1966